October 29, 2024 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the Third Quarter of 2024

NORTH LIBERTY, IOWA - October 29, 2024 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2024.

Three months ended September 30, 2024:
•Operating Revenue of $259.9 million,
•Net Loss of $9.3 million,
•Basic Loss per Share of $0.12,
•Operating Ratio of 102.7% and 102.6% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.4 billion,
•Stockholders' Equity of $825.7 million.

Nine months ended September 30, 2024:
•Operating Revenue of $804.9 million,
•Net Loss of $27.9 million,
•Basic Loss per Share of $0.35,
•Operating Ratio of 102.6% and 102.5% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three and nine months ended September 30, 2024, continue to be hampered by a challenging freight environment. This prolonged recessionary period continues to be driven by a combination of lower freight demand and excess truck capacity in the marketplace. This significant imbalance of supply and demand for trucking services began in the back half of 2022, continued in 2023, and through September 30, 2024 we did not see meaningful or sustained improvements in the freight environment. We believe that the last four quarters of this current freight cycle are arguably the worst four consecutive quarters experienced in the trucking industry over the Company’s 45+ year history. As a result, our trucking assets have been underutilized. However, in October we have begun to see encouraging signs pointing to the early stages of a potential recovery in freight demand, but we do not expect impactful improvement until 2025."

Mr. Gerdin continued, “During this same period, we have worked to integrate two acquisitions completed in 2022 (Smith Transport and Contract Freighters "CFI"). We have been able to make operational improvements and reduce the acquisition-related debt ($94.0 million paid through the third quarter of 2024 and $289.6 million paid since the acquisition date). During this same period of time, our legacy businesses (Heartland Express and Millis Transfer) have also underperformed as compared to our long-term historical expectations but have performed significantly better than the two most recently-acquired entities. For the trailing 4 quarters ending September 30, 2024, our two legacy brands of Heartland Express and Millis Transfer have delivered an operating ratio of 92.3%. This remains above our long-term expected operating ratio target in the low 80’s, but reflects an operating model that we believe is among the best in our industry during current market conditions. For the trailing six months ending September 30, 2024 compared to the previous six months ending March 31, 2024, Smith Transport has improved its operating ratio by 6 percentage points and CFI has improved its operating ratio by 5 percentage points. We have accomplished these results solely by cost measures and business alignment initiatives with no additional assistance from freight market demand improvements. We believe that we will need a meaningful turnaround in the freight environment, and the associated increase in demand for our on-time freight service, in order to improve the utilization of our assets and lower our consolidated operating ratio back to our long-term expectations.”

Financial Results

Heartland Express ended the third quarter of 2024 with operating revenues of $259.9 million, compared to $295.0 million in the third quarter of 2023. Operating revenues for the quarter included fuel surcharge revenues of $32.8 million, compared to $42.9 million in the same period of 2023. Net loss was $9.3 million, as compared to a net loss of $10.7 million in the third quarter of 2023. Basic loss per share was $0.12 during the quarter, as compared to basic loss per share of $0.14 in the same period of 2023. The Company posted an operating ratio of 102.7%, non-GAAP adjusted operating ratio(1) of 102.6%, and net loss as a percentage of operating revenues of 3.6% in the third quarter of 2024 compared to 102.5%, 102.4%, and 3.6% respectively, in the third quarter of 2023.

For the nine months ended September 30, 2024, Heartland Express delivered operating revenues of $804.9 million, compared to $932.1 million in the same period of 2023. Operating revenues for the period included fuel surcharge revenues of $105.9 million, compared to $134.1 million in the same period of 2023. Net loss was $27.9 million, compared to net income of $9.7 million in the same period of the prior year. Basic loss per share was $0.35 during the nine-month period as compared to $0.12 basic earnings per share during the same period of 2023. The Company posted an operating ratio of 102.6%, non-GAAP adjusted operating ratio(1) of 102.5%, and net loss as a percentage of operating revenues of 3.5% for the nine months ended September 30, 2024 compared to 96.6%, 95.5%, and 1.0% (net income as a percentage of operating revenues) respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of September 30, 2024, the Company had $30.7 million in cash balances, an increase of $2.6 million since December 31, 2023. Debt and financing lease obligations of $206.8 million remain at September 30, 2024, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at September 30, 2024. The Company had $88.3 million in available borrowing capacity on the line of credit as of September 30, 2024 after consideration of $11.7 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.4 billion and stockholders' equity of $825.7 million.

Net cash flows from operations for the first nine months of 2024 were $106.6 million, 13.2% of operating revenue. The primary uses of cash were $94.0 million used for repayment of debt and financing leases, $7.3 million for repurchases of our common stock, and $3.2 million for dividends paid. Since the acquisitions completed in 2022, the Company has repaid $262.0 million of variable rate term debt (CFI acquisition) and $27.6 million of fixed rate equipment financing liabilities (Smith Transport acquisition). We intend to continue to prioritize our capital towards further debt reductions throughout 2024 and 2025.

The average age of the Company's consolidated tractor fleet was 2.7 years as of September 30, 2024 compared to 1.9 years on September 30, 2023. The average age of the Company's consolidated trailer fleet was 7.2 years as of September 30, 2024 compared to 6.2 years as of September 30, 2023. During the calendar year of 2024, we currently expect net capital expenditures of approximately $35 to $40 million and $5 to $10 million of gains on disposal of property and equipment.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the third quarter of 2024 and paid on October 7, 2024. The Company has now paid cumulative cash dividends of $553.6 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-five consecutive quarters since 2003. Our outstanding shares at September 30, 2024 were 78.5 million. The Company purchased no shares of our common stock during the third quarter of 2024 or 2023. We purchased 0.6 million shares of our common stock for $7.3 million during the nine months ended

September 30, 2024 compared to no shares purchased during 2023. A total of 3.9 million shares of common stock have been repurchased for $65.0 million over the past five years. The Company has the ability to repurchase an additional 6.0 million shares under the current authorization which would result in 72.5 million outstanding shares if fully executed.

Other Information

During the third quarter of 2024, our family of operating brands continued to deliver award-winning service and environmental stewardship as evidenced by the following awards for our company and our employees:

•FedEx Express National Carrier of the Year (13 years in a row)
•FedEx Express Platinum Award (99.98% On-Time Delivery)
•Shaw Floors Outbound "Class B" Carrier of the Year
•J.M. Smucker Transportation Award Best On Time National Asset Carrier
•SmartWay - High Performer TL/Dry Van Truck Carrier "All Metrics" Category

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future operating ratio and utilization, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING REVENUE	$259,861	$295,026	$804,935	$932,111

OPERATING EXPENSES:
Salaries, wages, and benefits	$107,392	$118,923	$330,205	$362,566
Rent and purchased transportation	18,343	26,674	63,893	88,285
Fuel	43,793	55,809	138,125	163,205
Operations and maintenance	19,338	16,596	52,334	47,669
Operating taxes and licenses	5,010	5,400	15,580	16,400
Insurance and claims	11,341	9,330	38,898	30,766
Communications and utilities	2,765	2,496	7,475	8,051
Depreciation and amortization	44,955	51,113	137,596	147,919
Other operating expenses	14,539	17,190	43,596	51,443
Gain on disposal of property and equipment	(476)	(1,065)	(1,510)	(15,873)

	267,000	302,466	826,192	900,431

Operating (loss) income	(7,139)	(7,440)	(21,257)	31,680

Interest income	258	276	911	1,352
Interest expense	(4,243)	(6,067)	(14,119)	(18,254)

(Loss) income before income taxes	(11,124)	(13,231)	(34,465)	14,778

Federal and state income taxes	(1,841)	(2,528)	(6,596)	5,098

Net (loss) income	$(9,283)	$(10,703)	$(27,869)	$9,680

(Loss) earnings per share
Basic	$(0.12)	$(0.14)	$(0.35)	$0.12
Diluted	$(0.12)	$(0.14)	$(0.35)	$0.12

Weighted average shares outstanding
Basic	78,489	79,021	78,814	79,003
Diluted	78,500	79,103	78,866	79,069

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2024	2023
CURRENT ASSETS
Cash and cash equivalents	$30,739	$28,123
Trade receivables, net	100,017	102,740
Prepaid tires	9,372	10,650
Other current assets	15,772	17,602
Income taxes receivable	1,228	10,157
Total current assets	157,128	169,272

PROPERTY AND EQUIPMENT	1,297,585	1,319,909
Less accumulated depreciation	536,948	434,558
	760,637	885,351
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	94,774	98,537
OTHER ASSETS	15,570	14,953
DEFERRED INCOME TAXES, NET	1,158	1,494
OPERATING LEASE RIGHT OF USE ASSETS	9,589	17,442
	$1,361,453	$1,509,646
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$41,618	$37,777
Compensation and benefits	29,294	28,492
Insurance accruals	24,561	21,507
Long-term debt and finance lease liabilities - current portion	8,734	9,303
Operating lease liabilities - current portion	6,790	9,259
Other accruals	23,728	17,138
Total current liabilities	134,725	123,476
LONG-TERM LIABILITIES
Income taxes payable	6,119	6,270
Long-term debt and finance lease liabilities less current portion	198,053	290,696
Operating lease liabilities less current portion	2,799	8,183
Deferred income taxes, net	163,769	189,121
Insurance accruals less current portion	30,239	26,640
Total long-term liabilities	400,979	520,910
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2024 and 2023; outstanding 78,495 and 79,039 in 2024 and 2023, respectively	907	907
Additional paid-in capital	3,315	4,527
Retained earnings	1,027,505	1,060,094
Treasury stock, at cost; 12,194 and 11,650 in 2024 and 2023, respectively	(205,978)	(200,268)
	825,749	865,260
	$1,361,453	$1,509,646

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$259,861	$295,026	$804,935	$932,111
Less: Fuel surcharge revenue	32,820	42,928	105,859	134,077
Operating revenue, excluding fuel surcharge revenue	227,041	252,098	699,076	798,034

Operating expenses	267,000	302,466	826,192	900,431
Less: Fuel surcharge revenue	32,820	42,928	105,859	134,077
Less: Amortization of intangibles	1,254	1,301	3,763	3,902
Adjusted operating expenses	232,926	258,237	716,570	762,452

Operating (loss) income	(7,139)	(7,440)	(21,257)	31,680
Adjusted operating (loss) income	$(5,885)	$(6,139)	$(17,494)	$35,582

Operating ratio	102.7%	102.5%	102.6%	96.6%
Adjusted operating ratio	102.6%	102.4%	102.5%	95.5%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.